Manager Compensation Arrangements
Managers who are current or former officers of Energy Future Holdings Corp. or any of its subsidiaries or employed by the Sponsor Group do not receive any fees for their service as managers. Mr. Cremens receives $200,000 annually and $7,500 per day for days substantially spent on matters related to our restructuring. Mr. Youngblood receives $170,000 annually for his service on the Oncor and Oncor Holdings boards.